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                                                                      EXHIBIT 13


                                  New York, New York
                                  September *, 1995




The CRM Funds
Two Portland Square
Portland, ME  04101

Dear Gentlemen:

         I have this day purchased * shares of beneficial interest (the "Shares"), no par value, of The CRM Funds (the "Company") at a price of $10.00 per Share. I hereby represent that I have purchased the Shares for investment purposes and not with a view to or for sale in connection with any distribution hereof, provided, however, that the disposition of the Shares shall at all times be and remain within my control. I further agree that the Shares will not be resold except for redemption by the Company and that the proceeds of any such redemption will be reduced by an amount of the organization expenses of the Company remaining unamortized at the time of the redemption based on the proportion that the number of Shares being redeemed bears to the total number of Shares of the Company outstanding at the time of the redemption.

                             Sincerely yours,
                             *